Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                              August 7, 2014
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                                            Press Contact:  G. Patrick Corydon
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BALDWIN & LYONS ANNOUNCES RESULTS FOR THE QUARTER AND SIX MONTHS INCLUDING RECORD SIX MONTH PREMIUM WRITTEN AND EARNED

Carmel, Indiana, August 7, 2014—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net income before investment gains and losses, of $4.1 million, or $.27 per share, for the second quarter of 2014 compared to $4.4 million, or $.30 per share, during the second quarter of 2013.  Net investment gains for the second quarter of 2014, which include both realized and unrealized gains in the Company’s limited partnership investments, were $5.2 million after tax, or $.35 per share, compared to net investment gains of $0.5 million, or $.03 per share, in the same quarter of 2013.  In total, net income was $9.3 million, or $.62 per share, which compares to $4.9 million, or $.33 per share, for the prior year’s second quarter.

After tax operating income for the first six months of 2014 totaled $7.8 million, or $.52 per share, compared to $10.1 million, or $.67 per share, for the prior year period.  Net investment gains for the six months of 2014 were $7.9 million after tax, or $.53 per share, compared to net investment gains of $9.8 million, or $.66 per share, during the same period of 2013.  In total, net income of $15.7 million, or $1.05 per share, compares to $19.9 million, or $1.33 per share, for the prior year period.

Premiums written by the Company’s insurance subsidiaries for the quarter were $95.1 million, an increase of 2% over the second quarter of 2013.  The increase was concentrated in the Company’s core fleet transportation products which increased by more than 11% year over year.  These gains achieved in fleet transportation were offset by decreases associated with continued reductions in the Company’s property reinsurance and primary professional liability exposures.  Premiums written for the six months of 2014 totaled a record $189.9 million, 7% higher than last year’s previous six month record writings of $176.7 million, with product group increases and decreases similar to those experienced in the second quarter.

Net premiums earned for the second quarter of 2014 were $62.9 million, also up 2% over last year’s second quarter total of $61.8 million.  For the six months, earned premium increased over 3% to a record six month total of $126.7 million.

The Company’s consolidated combined ratio for the second quarter was 94.4%, before consideration of fee income.  Including fee income, underwriting income was $4.0 million, producing a combined ratio of 93.7%.  The Property and Casualty Insurance segment combined ratio was 91.4%, including fee income, and the Reinsurance segment combined ratio was 110.0%, reflecting Midwest storm losses incurred during the quarter.  For the six months, the consolidated combined ratio was 94.8%, before consideration of fee income, and 94.1% including fees, producing $7.5 million in pre-tax underwriting income.  The Property and Casualty Insurance segment combined ratio was 94.0%, including fee income, while the Reinsurance segment combined ratio was 94.5%.

Pre-tax investment income increased 5% compared to the second quarter of 2013.  For the six months, pre-tax investment income was essentially flat.  The combination of pre-tax realized and unrealized gains for the quarter totaled $16.0 million compared to losses of $2.9 million in the second quarter last year.  For the six months, pre-tax realized and unrealized gains totaled $28.0 million compared to $12.9 million last year.  After tax investment returns, including realized and unrealized gains, were $12.0 million for the second quarter, compared to losses of $0.4 million in 2013.  For the six months, after tax investment returns, including realized and unrealized gains, were $21.5 million for 2014 compared to $11.6 million during the comparable 2013 period.

Book value per share increased $.74 per share during the second quarter, after the payment of $.25 per share in regular cash dividends.  For the six months ended June 30, 2014, book value per share has increased $1.22 after the payment of cash dividends to shareholders totaling $.50 per share.  The combination of the increase in book value and dividends represents a 6.7% total return on beginning book value for the six months.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, August 7, 2014, at 11:00 AM ET (New York time) to discuss results for the second quarter ended June 30, 2014.

To participate via teleconference, investors may dial 1-888-510-1786 (U.S./Canada) or 1-719-785-1765 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 14, 2014 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 7371976.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until August 7, 2015.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=109535

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2014	2013	2014	2013

Operating revenue	$66,727	$65,299	$134,217	$130,190
Net investment gains	8,089	719	12,159	15,066

Total revenue	$74,816	$66,018	$146,376	$145,256

Operating income	$4,082	$4,440	$7,798	$10,057
Net investment gains,
net of federal income taxes	5,258	467	7,903	9,793

Net income	$9,340	$4,907	$15,701	$19,850

Per share data - diluted:
Average number of shares	14,971	14,918	14,971	14,918

Operating income	$.27	$.30	$.52	$.67
Net investment gains	.35	.03	.53	.66

Net income	$.62	$.33	$1.05	$1.33

Dividends paid to shareholders	$.25	$.25	$.50	$.50

Comprehensive income, net of tax
Net income	$9,340	$4,907	$15,701	$19,850
Unrealized net gains (losses) on securities	5,117	(2,320)	10,300	(1,429)
Foreign currency translation adjustments	371	(294)	(130)	(481)
Comprehensive income	$14,828	$2,293	$25,871	$17,940

Annualized:
Total Value Creation 1	15.2%	1.3%	13.5%	10.3%

Return on average shareholders' equity:
Operating income	4.8%	5.5%	4.6%	6.3%
Net income	11.0%	6.1%	9.3%	12.5%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	94.4%	94.0%	94.8%	92.3%
Including fee income	93.7%	93.2%	94.1%	91.5%

1 Total Value Creation is the summation of the increase in book value plus dividends paid divided by beginning book value.